Exhibit 10.8

PURCHASE AND SALE AGREEMENT
AND PRELIMINARY ESCROW INSTRUCTIONS
[Portion of DiCon Fiberoptics, Inc. Land, Regatta Boulevard, Richmond, California]

This Purchase and Sale Agreement and Preliminary Escrow Instructions (the "Agreement") is entered into as of February 27, 2004, (the "Agreement Date") between DICON FIBEROPTICS, INC., a California corporation ("Seller") and PULTE HOME CORPORATION, a Michigan corporation ("Buyer").

RECITALS

A.
Seller is the owner of certain real property located in the City of Richmond (the "City"), County of Contra Costa (the "County"), State of California, which real property is designated as Lots 1, 2, 3, and 4 of that certain Parcel Map MS 754-01, dated November 1, 2001, and recorded in the official records of the County on December 24, 2001 (the "Property"). The real property located within Lots 3 and 4 and that portion of the real property located within Lot 2 lying directly east and north of Lot 3 of the Parcel Map MS 754-01 is collectively referred to as the "Overall Property".

B.	Seller desires to sell a portion of the Overall Property to Buyer, and Buyer desires to purchase the same from Seller, upon the terms and conditions contained in this Agreement.

The parties agree as follows:

AGREEMENT

1.
Purchase and Sale. Seller hereby agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Purchase Property. The "Purchase Property" shall mean an approximately eleven (11) acre portion of the Overall Property, as generally depicted in the crosshatched area shown on Exhibit A hereto, together with any improvements situated thereon as of the Agreement Date and all easements and rights appurtenant to such real property and improvements. Prior to the expiration of the Due Diligence Period (defined in Section 3.1), a survey of the Purchase Property shall be completed by a licensed land surveyor selected by Buyer and approved by Seller for the purpose of determining the precise area and location of the Purchase Property. The survey shall not increase the acreage of the Purchase Property to more than twelve (12) acres, reduce the acreage of the Purchase Property to less than ten (10) acres or change the location of the Purchase Property from the general location set forth in Exhibit A. The western boundary of the Purchase Property shall be a straight line lying in a north-south direction and connecting the northern border and the southern border of the Overall Property. Buyer shall be responsible for and shall pay directly all costs, fees and expenses incurred in connection with the survey. Seller shall have the right to approve the survey. The Seller¡¦s right to approve or disapprove the survey shall be absolute and unconditional under any and all circumstances. If Seller disapproves of the survey, the survey shall be revised so that it meets with Seller¡¦s approval. The "Remaining Property" shall mean that part of the Property which is not Purchase Property.

2.
Purchase Price. The purchase price ("Purchase Price") for the Purchase Property shall be $26.00 times the number of Actual Square Feet. "Actual Square Feet" shall mean the actual gross square footage of the Purchase Property as determined by the Acceptable Parcel Map (defined in Section 6.4) for the Purchase Property, without deduction for any portion thereof lying within any street, right-of-way, easement, or encroachment.

3.	Escrow; Deposit; General Release; Payment.

3.1
Opening of Escrow. The transaction contemplated by this Agreement shall be consummated through an escrow ("Escrow") with CHICAGO TITLE COMPANY located at One Kaiser Plaza, Suite 745, Oakland, California 94612 ("Escrow Agent" or "Title Company"). Prior to the execution of this Agreement, Seller and Buyer shall open Escrow with Escrow Agent. The period commencing on the Agreement Date and ending on the date of April 29, 2004, is the "Due Diligence Period".

3.2	Deposit; General Release.

(a)	Within three (3) Business Days after the Agreement Date, Buyer shall deposit into Escrow the sum of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Deposit").

(b)
Simultaneously with the execution of this Agreement, Buyer shall deliver to Seller a general release, waiver of claims and covenant not to sue in the form of Exhibit B hereto, duly executed and acknowledged by Buyer ("General Release").

3.3
Deposit Refundable During Due Diligence Period. On or before the date of April 29, 2004, Buyer may elect not to proceed with its purchase of the Purchase Property by written notice received by Seller and Escrow Agent on or before the date of April 29, 2004. If Buyer so elects as provided in the preceding sentence and Seller and Escrow Agent have received the notice of Buyer¡¦s election as provided in the preceding sentence:

(a)	Buyer shall immediately pay Escrow Agent its fees and costs;

(b)	Escrow Agent shall immediately refund the Deposit to Buyer;

(c)	Escrow Agent shall immediately pay Buyer interest which accrued on the Deposit while held by Escrow Agent;

(d)	The General Release shall become effective immediately;

(e)
Buyer shall have no obligation under this Agreement to purchase the Purchase Property from Seller, or to process and obtain the approval of the parcel maps pursuant to Section 6 and the Tentative Map (defined in Section 8.1); and

(f)	Seller shall have no obligation under this Agreement to sell the Purchase Property to Buyer.

3.4
Deposit Released to Seller. If Buyer has not elected to not proceed with its purchase of the Purchase Property pursuant to Section 3.3 or 7.2, on the date of April 30, 2004, the Escrow Agent shall, and Buyer hereby irrevocably instructs Escrow Agent to, release and pay the Deposit (but not the accrued interest thereon) to Seller.

3.5
Payment to Seller. If Buyer has not elected to not proceed with its purchase of the Purchase Property pursuant to Section 3.3 or 7.2, on the date of April 26, 2004, the Buyer shall pay to Seller the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Payment").

3.6
Deposit and Payment Non-Refundable. The Deposit (after the release and payment of the Deposit to Seller pursuant to Section 3.4) and the Payment shall be non-refundable to Buyer under any and all circumstances including, but not limited to, any termination of Buyer¡¦s obligation to purchase and Seller¡¦s obligation to sell the Purchase Property or the occurrence of any default by Buyer or by Seller, under this Agreement, except as provided in Section 11.3.

3.7
Investment and Reinvestment of Deposit. The Deposit and all other funds deposited by Buyer, for so long as they may be held by the Escrow Agent under this Agreement, will be invested and reinvested by the Escrow Agent in any demand deposit or savings account(s) of any California state or federal savings and loan association or California state bank or national banking association. All interest earned under such account(s) will accrue to Buyer.

4.
Payment of Purchase Price. The Purchase Price will be payable to Seller in cash through Escrow at the Close of Escrow. The amount of the Deposit and the Payment actually received by Seller shall be applied to the Purchase Price on the Close of Escrow.

5. Documents and Investigations.

5.1	Delivery of Documents. Seller will within ten (10) days after the Agreement Date deliver to Buyer, for Buyer¡¦s review, copies of the documents listed on Exhibit C hereto (the "Property Documents").

Buyer agrees to treat all the Property Documents as confidential, not to disclose any information gained by review of the Property Documents to any third parties other than Buyer¡¦s employees, agents, consultants, attorneys, and prospective lenders, investors and other financing sources for purposes related to Buyer¡¦s purchase of the Purchase Property, to use such information only in connection with its proposed purchase of the Purchase Property hereunder, and to take all measures necessary to safeguard such information in order to preserve its confidentiality.

Buyer agrees that it will obtain from the person responsible for preparing a Property Document that person¡¦s prior written consent to the disclosure and use of the Property Document and any information gained by review of the Property Document permitted by the preceding paragraph.

Buyer shall rely solely upon its own independent investigation concerning matters contained in the Property Documents. Without limiting the provisions of this Section or Section 5.3 below, Buyer acknowledges and agrees that Seller has not made any representation or warranty, express or implied, as to the accuracy or completeness of the Property Documents or the information contained in the Property Documents, and that Seller shall have no responsibility for the accuracy or completeness of the Property Documents or the information contained in the Property Documents.

5.2
Buyer's Investigation. Seller hereby agrees that Buyer and Buyer's agents, engineers, contractors, representatives and employees before the Closing Date may enter upon the Purchase Property for purposes of performing, at Buyer's expense, an ALTA, boundary, and/or other survey, engineering studies, Hazardous Materials (defined below) and soils tests, and such other feasibility studies and inspections as Buyer shall determine in its sole discretion (collectively, "Investigations").

Buyer shall not, and shall not permit any of its agents, engineers, contractors, representatives and employees to, conduct any Investigations within twenty (20) feet from any building.

Buyer agrees that (a) each of Buyer's agents, engineers, contractors, representatives and employees will be properly qualified and licensed to perform the Investigations with respect to the Purchase Property required by Buyer; (b) not less than two (2) Business Days prior to each entrance upon the Purchase Property by Buyer or any of Buyer's agents, engineers, contractors, representatives and employees, Buyer will give Seller written notice of such intended entrance and deliver to Seller insurance certificates evidencing the workmen's compensation and liability insurance covering each of Buyer¡¦s agents, engineers, contractors, representatives and employees who will be entering upon the Purchase Property, which insurance coverage must have general liability limits of $2,000,000 and be otherwise reasonably satisfactory to Seller; and (c) Buyer will permit Seller's employees to accompany each of Buyer's agents, engineers, contractors, representatives and employees entering upon the Purchase Property.

A draft copy of each report, survey, study, test and inspection prepared pursuant to the Investigations shall be delivered to Seller for review and comment at least five (5) Business Days before such report, survey, study, test or inspection is finalized. Buyer shall provide Seller with a copy of each final report, survey, study, test and inspection as soon as the same is finalized.

All Investigations shall be at the sole expense of Buyer.

Buyer shall restore the Purchase Property to substantially the same condition it was in prior to the Investigations.

5.3
Condition of Property. Buyer acknowledges and agrees that it is purchasing the Purchase Property based solely upon Buyer's Investigations of the Purchase Property, and that Buyer is purchasing the Purchase Property in an "AS IS, WITH ALL FAULTS" condition, without relying upon any representations or warranties, express, implied or statutory, of any kind. Without limiting the above, Buyer acknowledges and agrees that neither Seller nor any of Seller¡¦s directors, officers, employees or agents has made any representations or warranties, express or implied, as to any matters, directly or indirectly, concerning the Purchase Property including, but not limited to, the land, the square footage of the Purchase Property, improvements and infrastructure, if any, development rights and exactions, expenses associated with the Purchase Property, taxes, assessments, bonds, permissible uses, title exceptions, water or water rights, topography, utilities, zoning, soil, subsoil, soil and subsoil remediation, the purposes for which the Purchase Property may be used, the Purchase Property's fitness for Buyer's intended use, the availability of such intended use under applicable law or rule or regulation or ordinance, drainage, environmental or building laws or rules or regulations or ordinances, Hazardous Materials (defined below in this Section 5.3), or any other matters affecting or relating to the Purchase Property. The Close of Escrow shall be conclusive evidence that (a) Buyer has inspected (or has caused to be inspected) the Purchase Property to the extent deemed by Buyer to be necessary or advisable for its own purposes, (b) Buyer accepts the Purchase Property as being in good and satisfactory condition and suitable for Buyer's purposes, and (c) the Purchase Property fully complies with Seller's covenants and obligations hereunder.

Buyer further acknowledges and agrees that Seller's cooperation with Buyer in connection with Buyer's due diligence review of the Purchase Property, whether by providing the Title Report (defined in Section 7.1), the Property Documents and other documents, or permitting inspection of the Purchase Property, shall not be construed as any warranty or representation, express or implied, of any kind with respect to the Purchase Property, or with respect to the accuracy, completeness, or relevance of any such documents.

Without limiting the generality of the foregoing, Buyer hereby expressly waives, releases and relinquishes, and hereby covenants and agrees that it will forever refrain from instituting, reinstating, maintaining or prosecuting, any and all claims, causes of action, suits, rights and remedies Buyer may now or hereafter have against Seller, and the directors, officers, employees, and agents of Seller, whether known or unknown, with respect to any past, present or future presence or existence of Hazardous Materials on, under or about the Purchase Property or with respect to any past, present or future violations of any laws, rules, regulations or ordinances, now or hereafter enacted, regulating or governing the use, handling, storage, release or disposal of Hazardous Materials, including, without limitation, (a) any and all rights Buyer may now or hereafter have to seek contribution from Seller under Section 113(f)(i) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C.A. Section 9613), as the same may be further amended or replaced by any similar law, rule or regulation, (b) any and all rights Buyer may now or hereafter have against Seller under the Carpenter-Presley-Tanner Hazardous Substances Account Act (California Health and Safety Code, Section 25300 et seq.), as the same may be further amended or replaced by any similar law, rule or regulation, (c) any and all claims, whether known or unknown, now or hereafter existing, with respect to the Purchase Property under Section 107 of CERCLA (42 U.S.C.A. Section 9607), as the same may be further amended or replaced by any similar law, rule or regulation, and (d) any and all claims, whether known or unknown, based on nuisance, trespass or any other common law or statutory provisions. As used herein, the term "Hazardous Material(s)" includes, without limitation, any hazardous or toxic materials, substances or wastes, such as (i) those materials identified in Chapters 10 and 11 of Title 22 of the California Administrative Code, Division 4.5, as amended from time to time, (ii) those materials defined in Section 25001 (o), (p) and (q) of the California Health and Safety Code, as amended from time to time, (iii) any materials, substances or wastes which are toxic, ignitable, corrosive or reactive and which are regulated by any local governmental authority, any agency of the State of California or any agency of the United States Government, (iv) asbestos, (v) petroleum and petroleum based products, (vi) urea formaldehyde foam insulation, (vii) polychlorinated biphenyls (PCBs), and (viii) freon and other chlorofluorocarbons.

BUYER HEREBY ACKNOWLEDGES THAT IT HAS READ AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542 ("SECTION 1542"), WHICH IS SET FORTH BELOW:

"A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

BY INITIALING BELOW, BUYER HEREBY WAIVES THE PROVISIONS OF SECTION 1542.

Buyer's Initials /s/ SK

6.	Parcel Maps.

6.1
Buyer's Obligation. Buyer shall prepare and process with the City in compliance with all applicable laws, rules, regulations, and ordinances parcel maps, one of which will describe the Purchase Property and the other of which will describe the Remaining Property. The parcel map for the Purchase Property shall replicate the area and the location of the Purchase Property as shown on the survey of the Purchase Property completed pursuant to Section 1, except that if the City requires the boundary between the Purchase Property and the Remaining Property (the western boundary of the Purchase Property and the eastern boundary of the Remaining Property) to be moved west no more than fifteen (15) feet or east no more than fifteen (15) feet as a condition of the City's approval of the parcel maps, then the boundary between the Purchase Property and the Remaining Property shall be moved to the extent required by such condition.  The parcel map for the Remaining Property shall contain two lots. The parcel maps shall include all the site requirements, easements and terms and conditions for the Purchase Property and the Remaining Property. Buyer shall use reasonably commercial efforts to obtain the City's approval of the parcel maps as soon as possible. Buyer shall be responsible for and shall pay directly all costs, fees and expenses incurred in connection with the parcel maps.

6.2
Seller's Approvals. Seller shall have the right to approve the parcel maps (including all related documents, applications, maps, drawings, plans and materials) as a condition precedent to the submission of the parcel maps to the City.

Seller shall have the right to approve any amendment or modification of the parcel maps (and of any related documents, applications, maps, drawings, plans and materials) after the submission of the parcel maps to the City and any conditions requested or imposed by the City in connection with the processing of the parcel maps by the City.

The Seller's right to approve or disapprove under this Section 6.2 is subject to the exception in Section 6.1 concerning the movement of the boundary between the Purchase Property and the Remaining Property west no more than fifteen (15) feet or east no more than fifteen (15) feet pursuant to a condition of the City's approval of the parcel maps.

Any item of which Seller disapproves under this Section 6.2 shall be revised so that it meets with Seller¡¦s approval.

If Seller does not approve or disapprove of an item under this Section 6.2 on or before ten (10) days after receiving the same, Seller shall be deemed to have approved the item.

6.3
Information to Seller. Buyer shall submit the parcel maps along with all related documents, applications, maps, drawings, plans and materials to Seller at least five (5) Business Days prior to submission to the City.

6.4
Recording of Acceptable Parcel Maps. The parcel maps prepared by Buyer, approved by Seller, and approved by the City, pursuant to this Section 6 are referred to as the "Acceptable Parcel Maps". The Acceptable Parcel Maps shall be recorded in the Official Records of the County prior to or concurrently with the Close of Escrow.

7.	Title.

7.1
Title Report. Within five (5) Business Days after the Agreement Date, Seller, at Seller¡¦s cost and expense, shall cause to be issued by the Title Company a current preliminary title report ("Title Report") covering the Overall Property. The Title Report shall set forth the state of title to the Overall Property together with all exceptions or conditions to such title, including, but not limited to, all easements, restrictions, rights-of-way, covenants, reservations and all other encumbrances affecting the Overall Property which would appear in an owner's policy of title insurance if issued. Buyer shall also be furnished with true, correct and legible copies of all instruments referred to in the Title Report as conditions or exceptions to title to the Overall Property, (collectively, "supporting documents").

7.2
Title Objections. Buyer shall give written notice to Seller and Escrow Agent approving or disapproving the exceptions set forth in the Title Report (other than Approved Exceptions (defined in Section 7.3)) within fifteen (15) days following the later of (a) Buyer's receipt of the Title Report, all supporting documents and the Property Documents, or (b) the Agreement Date. Seller will have fifteen (15) days ("Seller's Response Period") after receipt of Buyer's notice to notify Buyer and Escrow Agent of Seller's intent to cause any exceptions disapproved by Buyer to be removed by the Close of Escrow. If Seller fails to notify Buyer and Escrow Agent within Seller's Response Period that Seller does not intend to cause the disapproved exceptions to be removed, then Seller shall be deemed to have notified Buyer and Escrow Agent that Seller does not intend to cause the disapproved exceptions to be removed. If Seller notifies Buyer and Escrow Agent or is deemed to have notified Buyer and Escrow Agent that Seller does not intend to cause the disapproved exceptions to be so removed, then Buyer will, by written notice received by Seller and Escrow Agent no later than ten (10) days after the expiration of Sellers' Response Period, either withdraw Buyer's objections to the exceptions that Seller will not remove or elect not to proceed with its purchase of the Purchase Property. If Buyer fails to notify Seller and Escrow Agent as provided in the preceding sentence, then Buyer shall be deemed to have notified Seller and Escrow Agent that it is withdrawing Buyer's objections to the exceptions that Seller will not remove. If Buyer elects not to proceed with its purchase of the Purchase Property:

(a)	Buyer shall immediately pay Escrow Agent its fees and costs;

(b)	Escrow Agent shall immediately refund the Deposit to Buyer;

(c)	Escrow Agent shall immediately pay Buyer interest which accrued on the Deposit while held by Escrow Agent;

(d)	The General Release shall become effective immediately;

(e)
Buyer shall have no obligation under this Agreement to purchase the Purchase Property from Seller, or to process and obtain the approval of the parcel maps pursuant to Section 6 and the Tentative Map; and

(f)	Seller shall have no obligation under this Agreement to sell the Purchase Property to Buyer.

7.3	Approved Exceptions. "Approved Exceptions" means:

(a)	all title exceptions in the Title Report approved by Buyer (including those for which Buyer has withdrawn or is deemed to have withdrawn an objection) pursuant to Section 7.2;

(b)	all liens to secure payment of general and special real property taxes and assessments, not delinquent;

(c)	all liens of supplemental taxes assessed pursuant to the provisions of Chapter 3.5 of the California Revenue and Taxation Code, Section 75 et. seq.;

(d)	all matters affecting the condition of title created by or resulting from the Acceptable Parcel Maps or the Tentative Map (defined in Section 8.1);

(e)	all exceptions created by or resulting from any act or omission of Buyer or any of its agents, engineers, contractors, representatives and employees;

(f)	all exceptions created by or resulting from any act or omission of any governmental authority in response to any activities of Buyer or Seller pursuant to Sections 6 or 8 of this Agreement;

(g)
all applicable laws, rules, regulations and ordinances (including, but not limited to, those relative to building, zoning and land use) affecting the development, use, occupancy or enjoyment of the Purchase Property;

(h)	all matters which would be revealed by a survey of the Purchase Property;

(i)	all matters which could be revealed by an inspection of the Purchase Property;

(j)	all matters which could be ascertained by making inquiry of the parties or persons in possession of the Purchase Property;

(k)	all standard exceptions and exclusions in the Title Report;

(l)	all standard exceptions and exclusions in the Title Policy (defined in Section 7.4).

7.4
Title Insurance. On the Close of Escrow, Seller shall convey to Buyer good and marketable fee title to the Purchase Property, which conveyance shall be effected by the recordation of the Grant Deed (defined in Section 13.3), insured upon recordation by Buyer's "Title Policy," which shall consist of an CLTA (or ALTA if elected by Buyer) Owner's Policy of Title Insurance issued by the Title Company in the full amount of the Purchase Price, showing title to the Purchase Property vested in Buyer, subject only to the Approved Exceptions. The issuance by the Title Company of the Title Policy as provided in the preceding sentence shall be conclusive evidence that Seller has complied with its obligations (express and implied) to convey to Buyer good and marketable fee title to the Purchase Property.

8.	Tentative Subdivision Map.

8.1
Buyer's Development. Buyer shall develop the Purchase Property for single family attached or detached homes pursuant to a tentative subdivision map of the Purchase Property ("Tentative Map"). Buyer shall use reasonably commercial efforts to obtain the City's approval of the Tentative Map as soon as possible. Buyer shall be responsible for and shall pay directly all costs, fees and expenses incurred in connection with the Tentative Map.

8.2
Seller's Approvals. Seller shall have the right to approve the Tentative Map (including all related documents, applications, maps, drawings, plans and materials) as a condition precedent to the submission of the Tentative Map to the City.

Seller shall have the right to approve any amendment or modification of the Tentative Map (and of any related documents, applications, maps, drawings, plans and materials) after the submission of the Tentative Map to the City and any conditions requested or imposed by the City in connection with the processing of the Tentative Map by the City.

Seller may refuse to approve the Tentative Map, any amendment or modification of the Tentative Map, and any related document, application, map, drawing, plan or material, if Seller determines that the Tentative Map, any amendment or modification of the Tentative Map, or any related document, application, map, drawing, plan or material, may cause or result in any material negative impact on the value or the use of the Remaining Property, including but not limited to any requirement that Seller apply for or obtain new or modified approvals for Seller's use of the Remaining Property, or may cause or result in any material adverse effect on Seller's use and enjoyment of the Remaining Property, or may cause or result in any material burden or restriction on the Remaining Property.

Any item of which Seller disapproves under this Section 8.2 shall be revised so that it meets with Seller's approval.

If Seller does not approve or disapprove of an item under this Section 8.2 on or before five (5) Business Days after receiving the same, Seller shall be deemed to have approved the item.

8.3
Information to Seller. Buyer shall provide to Seller copies of the Tentative Map, any amendment or modification of the Tentative Map, and all related documents, applications, maps, drawings, plans and materials, at least five (5) Business Days prior to submission to the City. Buyer shall, on a regular basis, keep Seller fully informed of the status of the Tentative Map and shall notify Seller at least five (5) Business Days in advance of any public meeting or private meeting (which Seller shall be permitted to attend) relating to the Tentative Map.

9.	Representations.

9.1	Seller's Representations. Seller makes the following representations and warranties to Buyer on and as of the Agreement Date and the Close of Escrow.

9.1.1
Authority. The individual signing this Agreement on behalf of Seller has the power, right and authority to (a) enter into this Agreement, (b) bind Seller hereto, and (c) consummate the transaction contemplated hereby, without the consent or joinder of any other party (other than the City approval required for the Acceptable Parcel Maps).

9.1.2
California Franchise Withholding. Seller is exempt from the provisions of Section 18662 of the California Revenue and Taxation Code and neither Buyer nor Escrow Agent is required to withhold any amounts from the purchase price pursuant thereto.

9.2
Buyer's Representations. Buyer hereby represents and warrants to Seller on and as of the Agreement Date and the Close of Escrow that the individual signing this Agreement on behalf of Buyer has the power, right and authority to (a) enter into this Agreement and (b) bind Buyer hereto, and (c) consummate the transaction contemplated hereby, without the consent or joinder of any other party (other than the City approval required for the Acceptable Parcel Maps).

10.	Covenants.

10.1	Seller's Covenants. Seller covenants as follows until the Close of Escrow:

10.1.1	No Improvements. Seller shall not construct any additional improvements on the Purchase Property.

10.1.2	Maintain the Purchase Property. Seller shall maintain the Purchase Property in its condition existing on the Agreement Date.

10.1.3
Enter into No Agreements. Seller shall enter into no agreements with the City, the County, any other governmental agency, utility company or any person or entity regarding the Purchase Property, which would remain in effect after the Close of Escrow, without obtaining Buyer¡¦s prior written consent, which Buyer shall not unreasonably withhold.

10.2	Buyer's Covenants.

10.2.1
Utilities. Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller, shall arrange for (a) the design and engineering work for the separation of all utility services and all fire lines and fire lanes between the Purchase Property and the Remaining Property, and (b) the completion of the physical separation of all utility services and all fire lines and fire lanes pursuant to the design and engineering work provided for in the preceding subsection (a) effective on and as of the Closing Date. The design and engineering work and the construction work provided for in this Section shall be subject to the approval of Seller. All deposits for utilities made by Seller and all refunds due from utilities shall be the property of Seller. Buyer shall be responsible for any required replacement of deposits.

10.2.2
Fence. Within ten (10) days after the Close of Escrow Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller, shall install a temporary chain link fence separating the Purchase Property and the Remaining Property.

10.2.3
New Parking Area. Within eighteen (18) months after the Close of Escrow, for the area designated as "New Parking" in Exhibit A, Buyer, at Buyer's cost and expense (including any fees) and subject to the approval of Seller, shall arrange for (a) the design and engineering work for grading, paving, painting not less than the greater of (i) three hundred (300) parking spaces or (ii) the number of parking spaces required by the City, landscaping and lighting, and (b) the completion of the grading, paving, painting, landscaping and lighting pursuant to the design and engineering work provided for in the preceding subsection (a).

10.2.4
Standpipe. Within one (1) year after obtaining the first building permit to construct a home or homes on the Purchase Property, and at Buyer's cost and expense (including any fees), Buyer shall install a standpipe on the south west corner of the Remaining Property.

10.2.5
Transformer. Within one (1) year after obtaining the first building permit to construct a home or homes on the Purchase Property, and at Buyer's cost and expense (including any fees), Buyer shall cause a transformer to be installed on the Purchase Property adequate for all electrical service to the improvements contemplated for the Purchase Property.

10.2.6
No Interference. Buyer shall not, and shall not permit any contractor or subcontractor or any other person to, interfere with any utility service accessing the Remaining Property through the Purchase Property.

10.2.7	Grading. Buyer shall not change the grade of the Purchase Property to a grade that will adversely affect the use of, or the storm water drainage to or from, the Remaining Property.

Buyer shall submit the plans and specifications for the design and engineering work required under this Section 10.2 to Seller at least sixty (60) days prior to the Close of Escrow so that Seller may inform Buyer whether the design and engineering work meets with Seller's approval.

11.	Remedies.

11.1
Liquidated Damages to Seller. IF BUYER FAILS TO PERFORM ANY OF BUYER¡¦S OBLIGATIONS UNDER THIS AGREEMENT (EXCEPT OBLIGATIONS UNDER SECTION 10.2) AND SELLER HAS NOTIFIED BUYER IN WRITING OF SUCH DEFAULT, OR IF ANY REPRESENTATION OR WARRANTY UNDER SECTION 9.2 IS NOT TRUE AND CORRECT IN ALL MATERIAL RESPECTS WHEN MADE AND SELLER HAS NOTIFIED BUYER IN WRITING OF SUCH DEFAULT, OR IF THE CLOSE OF ESCROW DOES NOT OCCUR ON OR BEFORE THE CLOSING DATE BECAUSE OF A DEFAULT BY BUYER UNDER SECTIONS 12.1.1 (EXCEPT OBLIGATIONS UNDER SECTION 10.2), 12.1.2 OR 12.1.3 AND SELLER HAS NOTIFIED BUYER IN WRITING OF SUCH DEFAULT, OR IF THE CLOSE OF ESCROW DOES NOT OCCUR ON OR BEFORE THE CLOSING DATE BECAUSE THE ACCEPTABLE PARCEL MAPS HAVE NOT BEEN RECORDED OR THE TITLE COMPANY IS NOT PREPARED TO RECORD THE ACCEPTABLE PARCEL MAPS CONCURRENTLY WITH THE CLOSE OF ESCROW AND SELLER HAS NOTIFIED BUYER IN WRITING OF SUCH FAILURE, THE PARTIES AGREE THAT SELLER SHALL BE DEEMED RELEASED FROM SELLER'S OBLIGATION TO SELL THE PURCHASE PROPERTY TO BUYER. IN SUCH EVENT, SELLER SHALL BE ENTITLED TO THE DEPOSIT AND THE PAYMENT AS LIQUIDATED DAMAGES, WHICH THE PARTIES AGREE IS A REASONABLE SUM CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE AGREEMENT DATE, INCLUDING THE DIFFICULTY OR IMPRACTICALITY OF DETERMINING THE ACTUAL DAMAGES TO SELLER.

SUCH LIQUIDATED DAMAGES SHALL BE SELLER¡¦S EXCLUSIVE REMEDY FOR SUCH DEFAULT, AND SELLER SHALL ACCEPT SAID LIQUIDATED DAMAGES IN PLACE OF ANY OTHER RIGHTS OR REMEDIES IT MAY HAVE AGAINST BUYER INCLUDING, BUT NOT LIMITED TO, ANY RIGHT TO SPECIFIC PERFORMANCE OR TO RECOVER DAMAGES. THE LIQUIDATED DAMAGES HEREUNDER ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT ARE INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CIVIL CODE SECTIONS 1671, 1676 AND 1677. SELLER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. THE GENERAL RELEASE SHALL BECOME EFFECTIVE IMMEDIATELY UPON SELLER NOTIFYING BUYER OF A DEFAULT OR FAILURE AS PROVIDED ABOVE IN THIS SECTION 11.1.

Seller's Initials /s/ HSL             Buyer's Initials  /s/ SK

11.2	Other Damages to Seller. IF BUYER FAILS TO PERFORM ANY OF BUYER¡¦S OBLIGATIONS UNDER SECTION 10.2:

(A)	IF THE CLOSE OF ESCROW HAS NOT YET OCCURRED, SELLER MAY TERMINATE ITS OBLIGATION TO SELL THE PURCHASE PROPERTY TO BUYER BY WRITTEN NOTICE TO BUYER OF SUCH DEFAULT; AND

(B)	BUYER SHALL BE LIABLE TO SELLER FOR ALL DIRECT, INDIRECT, CONSEQUENTIAL, INCIDENTAL AND SPECIAL DAMAGES RESULTING FROM SUCH DEFAULT.

11.3
Liquidated Damages to Buyer. IF THE CLOSE OF ESCROW DOES NOT OCCUR ON OR BEFORE THE CLOSING DATE BECAUSE OF A DEFAULT BY SELLER UNDER SECTIONS 12.2.1, 12.2.2, 12.2.5 OR 12.2.6 AND BUYER HAS NOTIFIED SELLER IN WRITING OF SUCH DEFAULT, THE PARTIES AGREE THAT BUYER SHALL BE ENTITLED TO EITHER (BUT NOT BOTH) OF THE FOLLOWING REMEDIES AT BUYER'S ELECTION: (A) THE RETURN OF THE DEPOSIT AND THE PAYMENT AS LIQUIDATED DAMAGES, AND IN SUCH EVENT THE PARTIES AGREE THAT SELLER SHALL BE DEEMED RELEASED FROM SELLER'S OBLIGATION TO SELL THE PURCHASE PROPERTY TO BUYER, OR (B) IF THE ACCEPTABLE PARCEL MAP FOR THE PURCHASE PROPERTY HAS BEEN RECORDED, TO PURSUE SPECIFIC PERFORMANCE OF THE AGREEMENT. BUYER SHALL BY WRITTEN NOTICE RECEIVED BY SELLER NO LATER THAN SIXTY (60) DAYS AFTER THE CLOSING DATE NOTIFY SELLER OF WHETHER IT HAS ELECTED THE REMEDY PROVIDED IN CLAUSE (A) ABOVE OR THE REMEDY PROVIDED IN CLAUSE (B) ABOVE. IF BUYER FAILS TO NOTIFY SELLER AS PROVIDED IN THE PRECEDING SENTENCE, THEN BUYER SHALL BE DEEMED TO HAVE NOTIFIED SELLER IN WRITING THAT IT HAS ELECTED THE REMEDY PROVIDED IN CLAUSE (A) ABOVE.

THE PARTIES AGREE THAT THE LIQUIDATED DAMAGES PROVIDED UNDER CLAUSE (A) ABOVE IS A REASONABLE SUM CONSIDERING ALL THE CIRCUMSTANCES EXISTING ON THE AGREEMENT DATE, INCLUDING THE DIFFICULTY OR IMPRACTICALITY OF DETERMINING THE ACTUAL DAMAGES TO BUYER.

THE REMEDIES PROVIDED IN THIS SECTION 11.3 SHALL BE BUYER'S EXCLUSIVE REMEDIES FOR SUCH DEFAULT, AND BUYER SHALL ACCEPT SAID REMEDIES IN PLACE OF ANY OTHER RIGHTS OR REMEDIES IT MAY HAVE AGAINST SELLER INCLUDING, BUT NOT LIMITED TO, ANY RIGHT TO RECOVER DAMAGES. BUYER SHALL NOT BE ENTITLED TO RECORD A LIS PENDENS AGAINST THE PURCHASE PROPERTY OTHER THAN IN CONNECTION WITH AN ACTION FOR SPECIFIC PERFORMANCE OF THE AGREEMENT PURSUANT TO CLAUSE (B) ABOVE.

THE LIQUIDATED DAMAGES PROVIDED UNDER CLAUSE (A) ABOVE ARE NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369, BUT ARE INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO BUYER PURSUANT TO CIVIL CODE SECTION 1671. BUYER HEREBY WAIVES THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 3389. THE GENERAL RELEASE SHALL BECOME EFFECTIVE IMMEDIATELY UPON THE RETURN OF THE DEPOSIT AND THE PAYMENT AS LIQUIDATED DAMAGES AS PROVIDED IN CLAUSE (A) ABOVE.

  Seller's Initials /s/ HSL    Buyer's Initials /s/ SK

12.	Closing Conditions.

12.1	Seller's Conditions Precedent. Seller's obligation to sell the Purchase Property is subject to the conditions precedent that, on the Close of Escrow:

12.1.1	Buyer Performed All Obligations. Buyer shall have performed each and every of Buyer's obligations under this Agreement.

12.1.2
Buyer's Representations and Warranties Are True. All of Buyer's representations and warranties set forth in Section 9.2 of this Agreement shall be true and correct in all material respects on and as of the Agreement Date and the Close of Escrow.

12.1.3	Buyer's Deliveries. Buyer shall have deposited with Escrow Agent all funds required under Section 13.4.1.

12.1.4	Acceptable Parcel Maps. The Acceptable Parcel Maps have been recorded or the Title Company is prepared to record the Acceptable Parcel Maps concurrently with the Close of Escrow.

12.2	Buyer's Conditions Precedent. Buyer's obligation to purchase the Purchase Property is subject to the conditions precedent that, on the Close of Escrow:

12.2.1	Seller Performed All Obligations. Seller shall have performed each and every of Seller's obligations under this Agreement.

12.2.2
Seller's Representations and Warranties Are True. All of Seller's representations and warranties set forth in Section 9.1 of this Agreement shall be true and correct in all material respects on and as of the Agreement Date and the Close of Escrow.

12.2.3
Title Company Can Issue Title Policy. The Title Company shall be ready, willing and able to issue Buyer¡¦s Title Policy to Buyer at the Close of Escrow, and Seller shall be ready, willing and able to convey good and marketable fee title to the Purchase Property to Buyer at the Close of Escrow, both except for and subject to the Approved Exceptions. The willingness of the Title Company to issue the Title Policy as provided in Section 7.4 shall be conclusive evidence that Seller is ready, willing and able to convey to Buyer good and marketable fee title to the Purchase Property, except for and subject to the Approved Exceptions.

12.2.4	Acceptable Parcel Maps. The Acceptable Parcel Maps have been recorded or the Title Company is prepared to record the Acceptable Parcel Maps concurrently with the Close of Escrow.

12.2.5	Seller's Deliveries. Seller shall have delivered to Escrow Agent the documents described in Section 13.4.2 below.

12.2.6
Possession at Closing. Seller shall be ready, willing and able to deliver possession of the Purchase Property to Buyer at the Close of Escrow, free from any rights or claims of rights of possession of any person or entity, except for and subject to the Approved Exceptions.

13.	Escrow Closing.

13.1
Closing of Escrow. The Close of Escrow shall occur on or before the earlier of (a) thirty (30) days after the City has approved the Tentative Map, or (b) the date of February 28, 2005, and may be extended as provided in Section 13.2 (the "Closing Date"). The Close of Escrow shall be the date on which the Grant Deed (defined below) is recorded in the Official Records of the County (the "Close of Escrow").

13.2	Extension of Closing Date. Buyer may elect to extend the Closing Date as provided and subject to the conditions precedent in this Section 13.2.

If the City has not approved the Tentative Map on or before the date of February 28, 2005, Buyer may extend the Closing Date to the date of March 30, 2005.

If Buyer has extended the Closing Date as provided in the preceding sentence and if the City has not approved the Tentative Map on or before the date of March 30, 2005, Buyer may extend the Closing Date to the date of April 29, 2005.

If Buyer has extended the Closing Date as provided in the preceding sentence and if the City has not approved the Tentative Map on or before the date of April 29, 2005, Buyer may extend the Closing Date to the date of May 31, 2005.

Each such extension is subject to the conditions precedent that, on or before the Closing Date as in effect prior to such extension (a) Seller and Escrow Agent shall each have received from Buyer a written notice of Buyer's election to extend the Closing Date, and (b) Seller shall have received from Buyer by wire transfer an extension payment in the amount of Twenty Five Thousand Dollars ($25,000.00). The extension payments are not applicable to the Purchase Price and are non-refundable under any and all circumstances including, but not limited to, any termination of Buyer¡¦s obligation to purchase and Seller¡¦s obligation to sell the Purchase Property under this Agreement.

13.3	Grant Deed. Title to the Purchase Property shall be conveyed by a grant deed ("Grant Deed") in the form of Exhibit D hereto.

13.4	Deposit into Escrow.

13.4.1
Deposit by Buyer. Buyer shall at least three (3) Business Days before the Closing Date deposit with Escrow Agent the Purchase Price for the Purchase Property and any other funds necessary to close escrow.

13.4.2	Deposit by Seller. Seller shall at least two (2) Business Days before the Closing Date, deposit the following into Escrow:

(a)	Grant Deed. The Grant Deed, duly executed and acknowledged by Seller; and

(b)	FIRPTA Certificate. A certificate satisfying the requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the "FIRPTA Certificate").

13.5
Prorations. Real property taxes and general assessments for the then current tax year shall be prorated as of the Close of Escrow on the basis of the value of the land with offsite improvements and without buildings, excluding any increase arising from the purchase and sale under this Agreement. If the Close of Escrow shall occur before the tax rate is fixed for the then current year, the apportionment of taxes shall be based upon the tax rate for the preceding year applied to the latest assessed valuation, and after the taxes are assessed for the then current year, Buyer and Seller shall adjust the amount actually due by a new proration based upon the new rate and upon demand the proper party shall promptly pay the differential in cash to the other party. Seller shall not be responsible for any taxes and assessments incurred or assessed applicable to any period after the Close of Escrow.

13.6
Possession. Seller shall deliver possession of the Purchase Property to Buyer at the Close of Escrow, free from any rights or claims of rights of possession of any person or entity, except for and subject to the Approved Exceptions.

13.7	Costs of Escrow. All title premiums and other escrow related fees and closing costs shall be paid as between Seller and Buyer as follows:

(a)	Seller shall pay County transfer taxes;

(b)	Buyer shall pay all premiums for the Title Policy;

(c)	Seller and Buyer shall each pay one-half (1/2) of the Escrow fees and City transfer taxes;

(d)	Buyer shall pay all other costs and expenses required for the Close of Escrow, including without limitation recording fees.

13.8	Reporting to Internal Revenue Service. Escrow Agent shall report this transaction to the Internal Revenue Service pursuant to Section 6045 of the Internal Revenue Code of 1986, as amended.

14.
Condemnation. If, prior to the Close of Escrow, all or any portion of the Purchase Property is subject to an actual taking by a public authority by the power of eminent domain (a "taking"), Buyer shall accept that portion of the Purchase Property subject to such taking without any reduction in the Purchase Price, and shall be entitled to any compensation or award relating to that portion of the Purchase Property subject to such taking.

15.
Commissions. Buyer and Seller each represent and warrant to the other that they have not entered into any agreement, incurred any obligation or know of any facts which might result in an obligation for any party to pay a sales or brokerage commission or finder's fee for this transaction, except that Buyer has agreed to pay a commission to Samuel Greason ("Broker") pursuant to a separate written agreement between Broker and Buyer. The Broker shall not be entitled to a commission if this transaction does not close. Buyer and Seller each agree to indemnify and hold the other harmless from any and all liabilities, claims, damages, and costs, including reasonable attorneys' fees, arising from a breach of the representation and warranty set forth in the first sentence of this Section.

16.
Backup Offers. On and after the Agreement Date but only until the expiration of the Due Diligence Period if Buyer has not elected to not proceed with its purchase of the Purchase Property pursuant to Section 3.3 or 7.2, Seller shall have the right to market the Purchase Property and negotiate with third parties concerning the sale of the Purchase Property. On and after the Agreement Date but only until the expiration of the Due Diligence period if Buyer has not elected to not proceed with its purchase of the Purchase Property pursuant to Section 3.3 or 7.2, Seller shall have the right to make and accept "backup" offers and to execute "backup" agreements subject to this Agreement for the sale of the Purchase Property.

17.	No Recorded Memorandum. Buyer shall not record this Agreement or any short form memorandum of this Agreement.

18.
Further Documents. This Agreement shall be preliminary escrow instructions to Escrow Agent. Each party will, whenever and as often as it shall be requested by the other party or Escrow Agent, execute, acknowledge and deliver or cause to be executed, acknowledged and delivered, such further instruments and documents as may be reasonably necessary in order to complete the transactions contemplated by this Agreement, including without limitation such escrow instructions as may be required by Escrow Agent. If there is a conflict between this Agreement and any escrow instructions, this Agreement shall control.

19.	Time is of the Essence. Time is of the essence of the Agreement and the escrow provided for herein.

20.
Survival. The agreements, covenants, representations, warranties, indemnities, releases and waivers of the parties shall survive the Close of Escrow and the recordation of the Grant Deed, and shall not be deemed merged into the Grant Deed upon its recordation.

21.
Relationship of the Parties. The relationship of Seller and Buyer is solely that of vendor and vendee. Nothing is intended to create a partnership, joint venture, or a fiduciary relationship between the parties or make one party the agent of the other.

22.
Notices. All notices given pursuant to this Agreement shall be in writing. If notice is received on a day which is not a Business Day (defined in Section 23), or on a Business Day after 5:00 P.M., it shall be deemed received on the next Business Day. For purposes of notice, the addresses of the parties are as follows, which may be changed by five (5) days prior written notice:

To Seller:	To Buyer
DICON FIBEROPTICS, INC.	PULTE HOME CORPORATION
1689 Regatta Blvd.	7031 Koll Center Parkway, #150
Richmond, CA 94804	Pleasanton, CA 94566
Attn: Gina Liang	Attn: Steve Kalmbach
Fax No.: (510) 620-4103	Fax No.: (925) 485-0391

With copy to:	With copy to:
DICON FIBEROPTICS, INC.	Daniel R. Kisner, Esq.
1689 Regatta Blvd.	3900 Newpark Mall Road, 3rd Floor
Richmond, CA 94804	Newark, CA 94560
Attn: Jannett Wang
Fax No.: (510) 620-4100	Fax No.: (510) 791-5791

To Escrow Agent:
CHICAGO TITLE COMPANY
One Kaiser Plaza, Suite 745
Oakland, CA 94612
Attn: Laurie J. Edwards
Fax No.: (510) 465-0738

23.
Business Days. A "Business Day" is a day of the week from 8:00 A.M. through 5:00 P.M., Monday through Friday, but excluding holidays, as defined by California Government Code Sections 6700 and 6701, and the Thursday in November known as Thanksgiving Day and the day after Thanksgiving Day. If performance of a party or Escrow Agent is specified pursuant to this Agreement to occur on a day which is not a Business Day, then such performance shall be extended to the next Business Day, and all future performance shall be counted from such extended date.

24.
Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that Buyer shall not assign this Agreement or any of the rights of Buyer hereunder without the prior written consent of Seller.

25.
Waivers; Writing Required. No delay or omission to exercise any right under this Agreement shall impair any such right, nor shall it be construed to be a waiver thereof. No waiver of any single default under this Agreement shall be deemed a waiver of any other default. Any amendment or waiver of any provision of this Agreement must be in writing to be effective.

26.	Attorneys' Fees. In any action to enforce this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

27.
Indemnification. Buyer shall indemnify Seller and its directors, officers, employees, and agents against and hold Seller and each such person harmless from any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including attorneys' fees) in any way arising out of or attributable to any services or work performed by Buyer or for Buyer by any of Buyer's officers, employees, agents, architects, consultants, contractors, or engineers, in connection with this Agreement.

28.	Paragraph Headings. Paragraph headings are for reference only, and shall not affect the interpretation or meaning of any provision of this Agreement.

29.	Severability. The illegality or unenforceability of any provision of this Agreement shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement.

30.
Counterparts. This Agreement may be executed by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

31.	Governing Law. This Agreement shall be governed by and construed under the laws of the State of California.

32.
Construction. Seller and Buyer acknowledge that each party and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement. If any portion of this Agreement is declared by a court of competent jurisdiction to be invalid or unenforceable, any remaining portion of this Agreement shall remain in effect.

33.
Entire Agreement. This Agreement, the Exhibits attached hereto and the survey referred to in Section 1 (a) integrate all the terms and conditions mentioned herein or incidental hereto, (b) supersede all oral negotiations and prior writings with respect to the subject matter hereof, and (c) are intended by the parties as the final expression of the agreement with respect to the terms and conditions set forth in this Agreement, the Exhibits and the survey referred to in Section 1 and as the complete and exclusive statement of the terms agreed to by the parties.

[signatures on following page]

IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the date first above written.

Seller:	Buyer:

DICON FIBEROPTICS, INC.,	PULTE HOME CORPORATION
a California corporation	a Michigan corporation
By: /s/ Ho-Shang Lee	By: /s/ J. Steven Kalmbach
Name: Ho-Shang Lee, Ph.D.	Name: J. Steven Kalmbach
Its: President & CEO	Its: Division President

Acceptance by Escrow Holder

CHICAGO TITLE COMPANY hereby acknowledges that it has received originally executed counterparts or a fully executed original of the foregoing Purchase and Sale Agreement and Preliminary Escrow Instructions and agrees to act as Escrow Agent thereunder and to be bound by and perform the terms thereof as such terms apply to Escrow Agent.

CHICAGO TITLE COMPANY

By: /s/ Laurie Edwards
Name: Laurie Edwards
Its: AVP
Date of Execution: 3/1/04

EXHIBIT A

EXHIBIT B

GENERAL RELEASE, WAIVER OF CLAIMS AND COVENANT NOT TO SUE

1.  PULTE HOME CORPORATION, a Michigan corporation ("Buyer") hereby expressly waives, releases and relinquishes, and hereby covenants and agrees that it will forever refrain from instituting, reinstating, maintaining or prosecuting, any and all claims, causes of action, suits, rights and remedies Buyer may now or hereafter have against DICON FIBEROPTICS, INC., a California corporation ("Seller"), whether known or unknown, arising from or relating to that certain Purchase and Sale Agreement and Preliminary Escrow Instructions (the "Agreement") entered into as of February 27, 2004, between Seller and Buyer (the "Claims").

2.  Buyer hereby waives the provisions of California Civil Code Section 1542, which provides:

"A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor,"

3.  Buyer hereby represents and warrants that it has not sold, assigned, transferred, conveyed or otherwise disposed of any of the Claims, and hereby agrees to indemnify Seller against any and all claims by third persons resulting from any such sale, assignment, transfer, conveyance or other disposition.

4.  This General Release, Waiver of Claims and Covenant not to Sue shall bind and inure to the benefit of Buyer and Seller and their respective successors and assigns.

5.  In any action to enforce this General Release, Waiver of Claims and Covenant not to Sue, the prevailing party shall be entitled to reasonable attorneys' fees and costs.

6.  This General Release, Waiver of Claims and Covenant not to Sue shall be governed by and construed under the laws of the State of California.

7.  This General Release, Waiver of Claims and Covenant not to Sue shall become effective as provided in Sections 3.3, 7.2, 11.1 and 11.3 of the Agreement.

PULTE HOME CORPORATION, a Michigan corporation

By:
Name:
Title:

Dated: February 27, 2004

STATE OF )
) ss.
COUNTY OF )

On ____________________, before me, ___________________, a Notary Public in and for said state, personally appeared _______________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

EXHIBIT C

PROPERTY DOCUMENTS

1.	Med-Tox Associates, 3/28/90, 4/6/90, 4/11/90, 4/13/90, 4/26/90: Analytical Laboratory Report.

2.	Dames & Moore, 4/10/90: Limited Preliminary Site Assessment Railroad Properties, California, Illinois, Kansas, New Mexico and Texas.

3.	Levine Fricke, Inc., 4/25/90: Preliminary Site Assessment.

4.	McLaren Hart, 6/18/90: Property Assessment, 23rd Street Yard.

5.	PES Environmental, Inc., 9/9/97: Final Removal Action Workplan, Catellus Commercial Center, 23rd Street Railyard, Richmond, CA.

6.	PES Environmental, Inc., 9/10/97: Underground Storage Tank Closure Report, Catellus Commercial Center, 23rd Street Railyard, Richmond, CA.

7.	PES Environmental, Inc., 9/4/98: Operations and Maintenance Plan, Catellus Commercial Center Phase I, Richmond, CA.

8.	PES Environmental, Inc., 11/16/98: Phase I ESA Update, Parcels CA0131106 and CA0131107 [vacant parcels], Catellus Commercial Center, Richmond, CA.

9.	PES Environmental, Inc., 12/29/98: Removal Action Implementation Report, Catellus Commercial Center, 23rd Street Railyard, Richmond, CA.

10.
DTSC and Catellus, 12/30/98: Operation and Maintenance Agreement, Catellus Commercial Center Site (Phase I Portion) between Meeker and Regatta Blvd. and between Marina Way South and Marina Bay Parkway, Richmond, CA.

11.
DTSC and Catellus, 12/30/98: Covenant to Restrict Use of Property (Environmental Restrictions), Regatta Business Park at Marina Bay (formerly known as Phase I of Catellus Commercial Center) located on the east side of Marina Way South between Wright Avenue and Regatta Blvd, Richmond, CA.

12.	DTSC, 12/31/98: Approval of Removal Action Implementation Report, Catellus Commercial Center, Richmond, CA.

13.	DTSC, 1/12/99 Completion of Oversight of Removal Activities as outlined in the Voluntary Cleanup Agreement, Catellus Commercial Center, Richmond, CA.

14.	PES, 2/8/99: Phase I ESA Update, Parcel 4, Regatta Business Center, Richmond, CA. [CA0131108]

15.	PES, 7/13/99: Documentation of Groundwater Monitoring Well Destruction, Former 23rd Street Railyard, Richmond, CA.

16.	Treadwell & Rollo, 4/21/00: Geotechnical Investigation [Project No. 2774.01].

17.	Treadwell & Rollo, 7/24/01: Final Geotechnical Services Report [Project No. 2774.02].

18.	DES Architects + Engineers, 2/02/98: Storm Water Pollution Prevention Plan for Catellus Commercial Center, Richmond, CA.

19.	Levine Fricke, Inc., 3/18/97: Initial Study for the 23rd Street, Richmond, CA.

20.	LSA Associates, Inc., 4/04/00: Initial Study for the Proposed DiCon Fiberoptics Project [EID00-03].

EXHIBIT D

GRANT DEED

RECORDING REQUESTED BY
AND WHEN RECORDED MAIL
THIS GRANT DEED AND ALL
TAX STATEMENTS TO:

PULTE HOME CORPORATION
7031 Koll Center Parkway, #150
Pleasanton, CA 94566
Attn: Steve Kalmbach
______________________________________________________________________________________________________
(Above Space for Recorder's Use Only)

GRANT DEED

Documentary Transfer Tax not shown
pursuant to Section 11932 of the Revenue
and Taxation Code, as amended.

FOR VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, DICON FIBEROPTICS, INC., a California corporation ("Grantor"), hereby GRANTS to PULTE HOME CORPORATION, a Michigan corporation, the following described real property (the "Property") located in the City of Richmond, County of Contra Costa, State of California.

SEE EXHIBIT "1" ATTACHED HERETO AND INCORPORATED HEREIN BY THIS REFERENCE
AND SUBJECT TO:

1.	Taxes and assessments.

2.
All other covenants, conditions, restrictions, reservations, rights, rights of way, easements, encumbrances, liens and title matters whether or not of record or visible from an inspection of the Property and all matters which an accurate survey of the Property would disclose.

IN WITNESS WHEREOF, Grantor has caused this Grant Deed to be executed as of the ___ day of ________, 200__.

DICON FIBEROPTICS, INC.,
a California corporation

By:
Name:
Title:
STATE OF )
) ss.
COUNTY OF )

On ______________________, before me, ______________________, a Notary Public in and for said state, personally appeared _____________________, personally known to me (or proved to me on the basis of satisfactory evidence) to be the person whose name is subscribed to the within instrument and acknowledged to me that he/she executed the same in his/her authorized capacity, and that by his/her signature on the instrument, the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.

Notary Public in and for said State

STATEMENT OF TAX DUE AND REQUEST THAT TAX DECLARATION NOT BE MADE A PART OF THE PERMANENT RECORD IN THE OFFICE OF THE COUNTY RECORDER
(PURSUANT TO SECTION 11932 REVENUE AND TAXATION CODE)

TO:	Recorder
County of Contra Costa

Request is hereby made in accordance with the provisions of the Documentary Transfer Tax Act that the amount of the tax due not be shown on the original document which names:

Grantor:	DICON FIBEROPTICS, INC., a California corporation

Grantee:	PULTE HOME CORPORATION, a Michigan corporation

The property described in the accompanying document is located in the City of Richmond.

The amount of tax due on the accompanying document is $____________.

_______	Computed on full value of property conveyed.

_______	Computed on full value, less liens and encumbrances remaining at the time of sale.

DICON FIBEROPTICS, INC.,
a California corporation

By:
Name:
Title:

Note:	After the permanent record is made, this form will be affixed to the conveying document and returned with it.